EXHIBIT 5.1
September 9, 2009
Nordstrom, Inc.
1617 Sixth Avenue, 6th Floor
Seattle, Washington 98101
Dear Sir or Madam:
We have acted as counsel for Nordstrom, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of $20,000,000 of deferred compensation obligations under the Nordstrom Executive Deferred Compensation Plan (the “EDCP”), and $3,000,000 of deferred compensation obligations under the Nordstrom Director Deferred Compensation Plan (the “DDCP”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the EDCP and DDCP.
In rendering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no reason to believe that any such representations are incorrect or incomplete. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In connection with this letter, we have concerned ourselves solely with the application of the laws of the State of Washington and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.
For purposes of this opinion letter, we have examined copies of the Company’s Amended and Restated Articles of Incorporation, the Company’s Bylaws, the EDCP, the DDCP, resolutions of the Company’s Board of Directors and such Company records, certificates and other documents as we considered necessary or appropriate for the purpose of this opinion.
Based upon, subject to and limited by the foregoing, we are of the opinion that the deferred compensation obligations being registered pursuant to the Registration Statement are, when payment is due under the EDCP or DDCP, as the case may be, valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, or other similar laws affecting the rights and remedies of creditors generally or general principles of equity.
The opinions contained in this letter are given as of the date hereof and has been prepared for use in connection with the Registration Statement. We render no opinion as to any matter brought to our attention subsequent to the date hereof. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments or supplements thereto. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ LANE POWELL PC

LANE POWELL PC